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
----------                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
  FORM 3                                             Washington, D.C. 20549                             ----------------------------
----------                                                                                               OMB Number        3235-0104
                                                                                                         Expires:  December 31, 2001
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            Estimated average burden
                                                                                                        hours per response. . . .0.5

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


 (Print or Type Responses)
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 1. Name and Address of Reporting Person*     2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                 quiring Statement
             Glenn S. Schafer                    (Month/Day/Year)       SCOTTISH ANNUITY & LIFE HOLDINGS, LTD. (SCOT)
-------------------------------------------                          ---------------------------------------------------------------
  (Last)                         (First)             12/31/01        5. Relationship of Reporting Person(s)    6. If Amendment, Date
                                                                        to Issuer (Check all applicable)          of Original(Month/
                                                                                                                  Day/Year)
                                              ----------------------                                           ---------------------
                                              3. IRS or Social Se-       x   Director             10% Owner    7. Individual or
 c/o Pacific Life, 700 Newport Center Drive      curity Number of      -----                -----                 Joint/Group Filing
-------------------------------------------                                                                       (Check Applicable
               (Street)                          Reporting Person            Officer (give        Other(specify   Line)
                                                 (Voluntary)           ----- title below)   ----- below)
                                                                                                                x  Form filed by One
                                                                                                               --- Reporting Person

                                                                                                               --- Form filed by
    Newport Beach   California    92660                                                                            More than One
-------------------------------------------                                                                        Reporting Person
     (City)          (State)      (Zip)
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                                     Table I -- Non-Derivative Securities Beneficially Owned
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 1. Title of Security                               2. Amount of Securities     3. Ownership        4. Nature of Indirect Beneficial
    (Instr. 4)                                         Beneficially Owned          Form:  Direct       Ownership (Instr. 5)
                                                       (Instr. 4)                  (D) or Indirect
                                                                                   (I) (Instr. 5)
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  No securities are beneficially owned.
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
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 1. Title of Derivative Security           2. Date Exercisable  3. Title and Amount      4. Conversion   5. Ownership  6. Nature of
                                              and Expiration       of Securities            or Exercise     Form of       Indirect
                                              Date                 Underlying Derivative    Price of        Derivative    Beneficial
                                              (Month/Day/Year)     (Instr. 4)               Security        Security:     Ownership
                                                                                                                          (Instr. 5)

                                           ----------------------------------------------
                                                                                   Amount                   Direct (D)
                                           Date Exer-  Expiration                  or                       or
                                           cisable     Date             Title      Number                   Indirect (I)
                                                                                   of                       (Instr. 5)
                                                                                   Shares
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Explanation of Responses:


                                                                             /s/ GLENN S. SCHAFER
                                                                             -----------------------
                                                                                Glenn S. Schafer



**     Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  See 18 U.S.C.
       1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
       See Instruction 6 for procedure.
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